UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) June 1, 2007

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382

(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, 2 Church Street, Hamilton		HM 11 Bermuda

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 1, 2007 CME Romania B.V. (“CME”), a wholly-owned  subsidiary of Central European Media Enterprises Ltd., entered into share purchase agreements with Rootland Trading Limited (“Rootland”) to acquire 5% of Pro TV S.A. (“Pro TV”) and 5% of Media Pro International S.A. (“MPI”) for total aggregate consideration of USD 49.8 million. As a result of these acquisitions, CME owns 95% of Pro TV and MPI. Rootland is controlled by Adrian Sarbu, who owns the remaining 5% of Pro TV and MPI and is the general director of our Romanian operations.

On June 1, 2007, CME also entered into two amendments to the Put Option Agreement dated July 30, 2004, among CME, Adrian Sarbu and Rootland (the “Put Option Agreement”). Following the sale of these interests in Pro TV and MPI by Rootland to CME, only shares in Pro TV and MPI that are held directly by Mr. Sarbu are subject to the put option under the Put Option Agreement.  Mr. Sarbu’s right to put these remaining interests is exercisable from November 12, 2009, provided that we have not enforced a pledge over this shareholding which Mr. Sarbu granted as security for our right to put to him our 10.0% shareholding in Media Pro. B.V. and Media Pro Management S.A., which are majority-owned and controlled by Mr. Sarbu.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: June 7, 2007	/s/ Wallace Macmillan
Wallace Macmillan Chief Financial Officer